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                                                                      EXHIBIT 12

  STATEMENT RE COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES (UNAUDITED)


                                     1993     1994     1995     1996     1997
                                    ------   ------   ------   ------   ------
Earnings
  Pretax Income                     13,523   19,340   25,319    6,929   43,444
                                    ------   ------   ------   ------   ------
  Plus:
    Interest Charges                 8,879   12,517   15,120   23,968   29,200
    Less: Amounts Capitalized          925    2,776    3,315    6,723    6,774
                                    ------   ------   ------   ------   ------
      Net Interest                   7,954    9,741   11,805   17,245   22,426
                                    ------   ------   ------   ------   ------
    Amortization of Debt Expense       474      460      597      457    1,278
    Amortization of Previously
      Capitalized interest             529    1,276    1,915    1,718    3,082
                                    ------   ------   ------   ------   ------
TOTAL EARNINGS                      22,480   30,817   39,636   26,349   70,230
                                    ======   ======   ======   ======   ======

Fixed Charges
  Interest Charges                   8,879   12,517   15,120   23,968   29,200
  Amortization of Debt Expense         474      460      597      457    1,278
                                    ------   ------   ------   ------   ------
TOTAL FIXED CHARGES                  9,353   12,977   15,717   24,425   30,478
                                    ======   ======   ======   ======   ======
RATIO                                  2.4      2.4      2.5      1.1      2.3